Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-198206 and 333-200225) pertaining to the 2013 Equity Incentive Plan, the 2013 Employee Share Purchase Plan, and the 2014 New Employee Equity Incentive Plan of our report dated March 13, 2015, with respect to the consolidated financial statements of Theravance Biopharma, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ ERNST & YOUNG LLP
San Jose, California
March 13, 2015